EXHIBIT 99.1
Contact at 214-432-2000 Michael R. Haack President and CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS REPORTS FOURTH QUARTER AND

FISCAL YEAR 2020 RESULTS

DALLAS, TX (May 19, 2020) Eagle Materials Inc. (NYSE: EXP) today reported financial results for fiscal year 2020 and the fiscal fourth quarter ended March 31, 2020.  Notable items for the fiscal year and quarter are highlighted below.  (Unless otherwise noted, all comparisons are with the prior fiscal year or prior year’s fiscal fourth quarter, as applicable.)

Full Year Fiscal 2020 Results

•	Record revenue of $1.5 billion, up 4%
•	Net earnings per diluted share of $1.68, up 14%
o	Net earnings benefitted by $31.7 million from the carryback of net operating losses to prior years, as allowed under the CARES Act
•	Adjusted net earnings per diluted share of $5.57, up 10%
o	Adjusted net earnings per diluted share is a non-GAAP financial measure calculated by excluding non-routine items in the manner described in Attachment 6
•	Net earnings of $70.9 million, up 3%
•	Adjusted EBITDA of $471.5 million, up 1%
o	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items and non-cash expenses in the manner described in Attachment 6

Fourth Quarter Fiscal 2020 Results

•	Record revenue of $315.4 million, up 11%
•	Net earnings per diluted share of $1.74, up from a loss of $2.82 in the prior year
o	Net earnings benefitted by $31.7 million from the carryback of net operating losses to prior years, as allowed under the CARES Act
•	Adjusted net earnings per diluted share of $1.28, up 45%
o	Adjusted net earnings per diluted share is a non-GAAP financial measure calculated by excluding non-routine items in the manner described in Attachment 6
•	Net earnings of $72.4 million, up from a loss of $127.8 million in the prior year
•	Adjusted EBITDA of $103.4 million, up 14%
o	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items and non-cash expenses in the manner described in Attachment 6

On March 6, 2020, Eagle completed its acquisition of substantially all of the assets of Kosmos Cement Company (the “Kosmos Acquisition”) (a joint venture between Cemex S.A.B. de C.V. and Buzzi Unicem S.p.A), which includes a cement plant in Louisville, Kentucky with annual capacity of 1.7 million tons, as well as seven distribution terminals and substantial raw-material reserves (the “Kosmos Cement Business”).  The purchase price paid by Eagle in the Kosmos Acquisition was $665 million in cash, subject to a customary post-closing inventory adjustment.  Eagle used cash on-hand, along with borrowings under a new term loan facility, to fund the purchase.  The results of operations of the Kosmos Cement Business are included in the results disclosed in this press release for the period from March 6 through March 31, 2020.  For information regarding the results of operations for the Kosmos Cement Business for certain periods prior to the Kosmos Acquisition, including pro forma financial information that combines the results of operations of the Company and Kosmos Cement Company, please see our Form 8-K/A filed with the SEC on May 12, 2020.

Michael Haack, President and Chief Executive Officer, commented, “In the face of the COVID-19 pandemic, our management team is focused first and foremost on protecting the safety and health of our employees, customers, and business partners. We’ve generally been deemed an essential business, and as we continue operations, we are enforcing health and safety protocols that meet or exceed CDC guidelines.”

Commenting on the financial results, Mr. Haack said, “Having achieved record results in fiscal 2020, we entered this crisis period in a strong financial position, and we are taking prudent actions to sustain the financial health of our business. In light of the risks posed by the COVID-19 pandemic and its possible future effects on our business, we are managing our balance sheet and cash flow for stability today and in the future. We are limiting capital spending to critical projects only, managing inventory levels to improve working capital, and taking additional steps such as suspending share repurchases and future dividends to maximize free cashflow. The sale of our concrete and aggregates business in Northern California announced on April 17, coupled with the carryback treatment of our net operating loss, will increase our near-term liquidity considerably.”

Mr. Haack concluded, “I want to thank our dedicated employees for their extraordinary efforts and focus during this unprecedented time.  We have a long history of managing through challenging market conditions, and I am confident we will successfully navigate through this difficult period.”

Segment Results

Heavy Materials: Cement, Concrete and Aggregates

Fiscal 2020 revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, and joint venture and intersegment Cement revenue, was $933.3 million, a 17% increase.  Heavy Materials annual operating earnings increased 12% to $198.9 million, primarily because of higher sales volume and net sales prices.

Fiscal 2020 Cement revenue, including joint venture and intersegment revenue, was up 15% to $752.0 million, and Cement operating earnings increased 10% to $181.3 million.  The annual revenue and earnings improvement reflect higher net sales prices and sales volume partially offset by expenses related to the Kosmos Acquisition.  The Kosmos Cement Business contributed $7.9 million to revenue since the closing of the acquisition on March 6, 2020.  The average annual net sales price improved 2% to $109.96 per ton.  The inclusion of the Kosmos Cement Business did not materially impact our annual average price per ton.   Cement sales volume for the year was up 11% to a record 5.9 million tons.  Excluding sales volume from the Kosmos Cement Business, annual Cement sales volume increased 10%.  Cement operating earnings were negatively impacted by expenses of approximately $6.8 million associated with the annual maintenance outage at the Kosmos Cement Business and the impact of purchase accounting on inventory costs.

Cement revenue for the quarter, including joint venture and intersegment revenue, was up 30% to $146.6 million.  Operating earnings increased 8% to $24.5 million.  The quarterly revenue and earnings improvements were primarily due to higher sales volume and net sales prices, partially offset by expenses related to the Kosmos Acquisition.  The Kosmos Cement Business contributed $7.9 million to fourth quarter revenue.  The average net sales price for the quarter increased 2% to $111.09 per ton.  The inclusion of the Kosmos Cement Business did not materially impact our quarterly average price per ton.  Cement sales volume for the quarter was up 25% to a record 1.2 million tons.  Excluding sales volume from the Kosmos Cement Business, quarterly cement sales volume improved 18% to 1.1 million tons.  Cement operating earnings were affected by expenses of approximately $6.8 million associated with the annual maintenance outage at the Kosmos Cement Business and the impact of purchase accounting on inventory costs.

Fiscal 2020 revenue from Concrete and Aggregates increased 31% to $181.3 million.   Concrete and Aggregates reported fiscal 2020 operating earnings of $17.6 million, up 36%, reflecting improved sales volume and pricing as well as the financial results of a concrete and aggregates business Eagle acquired in August 2019.

Concrete and Aggregates revenue for the quarter was $39.5 million, an increase of 39%.  Fourth quarter operating earnings were $2.5 million, a 13% increase, reflecting improved sales volume and pricing as well as the financial results of a concrete and aggregates business Eagle acquired in August 2019.

Light Materials: Gypsum Wallboard and Paperboard

Revenue in the Light Materials sector, which includes Gypsum Wallboard and Paperboard, declined 4% to $605.8 million for fiscal 2020.  Operating earnings were $189.6 million, a decrease of 12%, as improved sales volume was offset by lower pricing.

Gypsum Wallboard and Paperboard revenue for the fourth quarter totaled $151.2 million, a 2% decrease.  Gypsum Wallboard sales volume of 684 million square feet (MMSF) improved by approximately 4%, but this improvement was offset by a 6% decline in the average net sales price in the quarter to $146.62 per MSF.

The average Paperboard net sales price for the fourth quarter was $457.13 per ton, down 14%, primarily because of the pricing provisions in our long-term sales agreements.  Paperboard sales volume for the quarter increased 4% to 79,000 tons.

Gypsum Wallboard and Paperboard reported fourth quarter operating earnings of $45.7 million, a decline of 9%, due primarily to lower net sales prices and increased costs associated with the papermill expansion, partially offset by improved sales volume and lower operating costs.  In connection with the expansion of our papermill, we had an extended outage during the quarter to install new operating equipment.  This outage reduced production and led to increased costs of approximately $3 million during the quarter.

Oil and Gas Proppants

Eagle’s Oil and Gas Proppants segment reported fiscal 2020 revenue of $46.8 million, down 44%, primarily reflecting a 20% decline in sales volume. The fiscal 2020 operating loss was $14.6 million compared with an operating loss of $28.7 million in the prior year.

Revenue for this segment in the fourth quarter was down 42% to $10.2 million, reflecting a 32% decline in sales volume.  Market conditions in this segment deteriorated in the latter part of March and into April, given the pronounced decline in oil and gas prices beginning in March 2020 and the resulting slowdown in drilling and fracturing activity.

In the fourth quarter of fiscal 2020, the Company completed the disposition of its Wildcat Minerals distribution business, and we continue to pursue alternatives for the remaining Oil and Gas Proppants business.

Planned Separation of Heavy Materials and Light Materials Businesses

As previously announced on May 30, 2019, the Company plans to separate its Heavy Materials and Light Materials businesses into two independent, publicly traded corporations by means of a tax-free spin-off to Eagle shareholders.  We remain committed to the separation, although the timing is uncertain.  We continue preparations to ensure that the two businesses are well-positioned for the separation when the markets recover from the effects of the COVID-19 pandemic.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture).  We use the equity method of accounting for our 50% interest in the Joint Venture.  For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within Eagle for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue.  Intersegment sales are eliminated on the income statement.  Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Portland Cement, Gypsum Wallboard and Recycled Gypsum Paperboard, and Concrete, Sand and Aggregates from more than 75 facilities across the US.  Eagle’s corporate headquarters is in Dallas, Texas.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Tuesday, May 19, 2020.  The conference call will be webcast simultaneously on the Eagle Web site eaglematerials.com.  A replay of the webcast and the presentation will be archived on the site for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in energy costs including, without limitation, natural gas, coal and oil; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; fluctuations in or changes in the nature of activity in the oil and gas industry, including fluctuations in the level of fracturing activities and the demand for frac sand and changes in processes or substitutions in materials used in well fracturing; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; cyber-attacks or data security breaches; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; risks related to pursuit of acquisitions, joint ventures and other transactions; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) could affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. With respect to our acquisition of certain assets from Kosmos Cement Company, factors, risks and uncertainties that may cause actual future events and developments to vary materially from those anticipated in such forward-looking statements include, but are not limited to, failure to realize expected synergies from or other benefits of the transaction, significant difficulties encountered in integration or unexpected ownership transition costs, unknown liabilities or other adverse developments affecting the assets acquired and the target business, including the effect on the acquired business of the same or similar factors discussed above to which our Heavy Materials business is subject. Additionally, the proposed separation of our Heavy Materials and Light Materials businesses into two independent, publicly traded corporations is subject to various risks and uncertainties, including risks related to conditions in debt and equity markets, and may not be completed on the terms or timeline currently contemplated, or at all. Finally, regarding any forward-looking statements made by the Company, the risks and impacts associated with the disruption of business resulting from natural disasters or other unforeseen events, including, without limitation, impacts related to the COVID-19 pandemic and its impact on economic conditions, capital and financial markets, and the Company’s operations, must be considered.  The COVID-19 pandemic has had and may continue to have a material adverse effect on general economic conditions, and could materially and adversely affect construction spending and demand for our products and our ability to continue to operate our facilities in an efficient manner.  These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000.

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

Attachment 1     Statement of Consolidated Earnings

Attachment 2     Revenue and Earnings by Lines of Business (Quarter and Fiscal Year)

Attachment 3     Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

Attachment 4     Consolidated Balance Sheets

Attachment 5     Depreciation, Depletion and Amortization by Lines of Business

Attachment 6     Reconciliation of Non-GAAP Financial Measures

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2020	2019	2020	2019
Revenue	$315,442	$284,701	$1,450,814	$1,393,241
Cost of Goods Sold	251,529	228,119	1,119,552	1,066,673
Gross Profit	63,913	56,582	331,262	326,568
Equity in Earnings of Unconsolidated JV	10,096	9,634	42,585	38,565
Corporate General and Administrative Expense	(16,904)	(10,038)	(65,410)	(37,371)
Litigation Settlement Expense	—	—	—	(1,800)
Impairment Losses	—	(220,265)	(224,267)	(220,265)
Other Non-Operating (Expense) Income	(1,992)	121	(25)	2,412
Earnings (Loss) before Interest and Income Taxes	55,113	(163,966)	84,145	108,109
Interest Expense, Net	(9,895)	(7,631)	(38,421)	(28,374)
Earnings (Loss) before Income Taxes	45,218	(171,597)	45,724	79,735
Income Tax Benefit (Expense)	27,211	43,800	25,170	(10,875)
Net Earnings (Loss)	$72,429	$(127,797)	$70,894	$68,860
NET EARNINGS (LOSS) PER SHARE
Basic	$1.75	$(2.82)	$1.69	$1.48
Diluted	$1.74	$(2.82)	$1.68	$1.47
AVERAGE SHARES OUTSTANDING
Basic	41,343,649	45,280,991	42,021,892	46,620,894
Diluted	41,554,357	45,280,991	42,285,343	46,932,380

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2020	2019	2020	2019
Revenue*
Heavy Materials:
Cement (Wholly Owned)	$114,515	$84,058	$616,967	$537,858
Concrete and Aggregates	39,511	28,504	181,273	138,751
	154,026	112,562	798,240	676,609
Light Materials:
Gypsum Wallboard	$127,691	$129,734	$508,145	$532,712
Gypsum Paperboard	23,478	24,684	97,648	100,933
	151,169	154,418	605,793	633,645
Oil and Gas Proppants	10,247	17,721	46,781	82,987
Total Revenue	$315,442	$284,701	$1,450,814	$1,393,241

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	$14,407	$13,070	$138,745	$126,217
Cement (Joint Venture)	10,096	9,634	42,585	38,565
Concrete and Aggregates	2,535	2,245	17,558	12,866
	$27,038	$24,949	$198,888	$177,648
Light Materials:
Gypsum Wallboard	$39,742	$41,137	$154,614	$180,831
Gypsum Paperboard	5,919	9,271	34,979	35,349
	45,661	50,408	189,593	216,180
Oil and Gas Proppants	1,310	(9,141)	(14,634)	(28,695)
Sub-total	74,009	66,216	373,847	365,133
Corporate General and Administrative Expense	(16,904)	(10,038)	(65,410)	(37,371)
Litigation Settlement Expense	—	—	—	(1,800)
Impairment Losses	—	(220,265)	(224,267)	(220,265)
Other Non-Operating (Expense) Income	(1,992)	121	(25)	2,412
Earnings before Interest and Income Taxes	$55,113	$(163,966)	$84,145	$108,109

*   Net of Intersegment and Joint Venture Revenue listed on Attachment 3.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

(unaudited)

	Sales Volume
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2020	2019	Change	2020	2019	Change
Cement (M Tons):
Wholly Owned	929	701	+33%	4,975	4,441	+12%
Joint Venture	235	227	+4%	956	899	+6%
	1,164	928	+25%	5,931	5,340	+11%
Concrete (M Cubic Yards)	293	228	+29%	1,388	1,074	+29%
Aggregates (M Tons)	705	552	+28%	3,313	3,168	+5%
Gypsum Wallboard (MMSFs)	684	659	+4%	2,694	2,651	+2%
Paperboard (M Tons):
Internal	30	31	-3%	129	126	+2%
External	49	45	+9%	197	185	+6%
	79	76	+4%	326	311	+5%
Frac Sand (M Tons)	301	445	-32%	1,264	1,574	-20%

	Average Net Sales Price*
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2020	2019	Change	2020	2019	Change
Cement (Ton)	$111.09	$109.15	+2%	$109.96	$108.15	+2%
Concrete (Cubic Yard)	$113.46	$103.93	+9%	$109.28	$102.98	+6%
Aggregates (Ton)	$9.50	$9.19	+3%	$9.39	$9.29	+1%
Gypsum Wallboard (MSF)	$146.62	$156.29	-6%	$148.03	$160.30	-8%
Paperboard (Ton)	$457.13	$532.38	-14%	$476.20	$523.05	-9%

*Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenue
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2020	2019	2020	2019
Intersegment Revenue:
Cement	$4,369	$2,639	$21,499	$14,408
Concrete and Aggregates	368	244	1,502	1,422
Paperboard	14,125	16,924	62,315	66,723
	$18,862	$19,807	$85,316	$82,553
Cement Revenue:
Wholly Owned	$114,515	$84,058	$616,967	$537,858
Joint Venture	27,761	26,381	113,536	104,493
	$142,276	$110,439	$730,503	$642,351

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31,
	2020	2019
ASSETS
Current Assets –
Cash and Cash Equivalents	$118,648	$8,601
Accounts and Notes Receivable, net	151,786	128,722
Inventories	272,508	275,194
Federal Income Tax Receivable	128,413	5,480
Prepaid and Other Assets	6,862	9,624
Total Current Assets	678,217	427,621
Property, Plant and Equipment, net	1,762,109	1,426,939
Investments in Joint Venture	73,958	64,873
Operating Lease Right of Use Asset	30,530	—
Notes Receivable	9,139	2,898
Goodwill and Intangibles	396,463	229,115
Other Assets	10,604	17,717
	$2,961,020	$2,169,163
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$86,197	$80,884
Accrued Liabilities	73,293	61,949
Operating Lease Liabilities	10,207	—
Current Portion of Senior Notes	—	36,500
Total Current Liabilities	169,697	179,333
Long-term Liabilities	39,689	34,492
Non-current Lease Liabilities	49,809	—
Bank Credit Facility	560,000	310,000
Bank Term Loan	660,761	—
4.500% Senior Unsecured Notes due 2026	346,554	345,092
Deferred Income Taxes	166,667	90,759
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 41,649,041 and 45,117,393 Shares, respectively.	416	451
Capital in Excess of Par Value	10,943	—
Accumulated Other Comprehensive Losses	(3,581)	(3,316)
Retained Earnings	960,065	1,212,352
Total Stockholders’ Equity	967,843	1,209,487
	$2,961,020	$2,169,163

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Lines of Business

(unaudited)

The following table presents depreciation, depletion and amortization by lines of business for the quarter and fiscal year ended March 31, 2020 and 2019:

	Depreciation, Depletion and Amortization (dollars in thousands)
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2020	2019	2020	2019
Cement	$16,806	$13,893	$59,081	$52,802
Concrete and Aggregates	3,092	2,022	11,142	8,176
Gypsum Wallboard	5,171	5,011	20,320	20,020
Paperboard	2,335	2,154	8,945	8,541
Oil and Gas Proppants	223	6,925	11,310	31,328
Corporate and Other	919	569	2,720	1,668
	$28,546	$30,574	$113,518	$122,535

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(Dollars in thousands, other than earnings per share amounts, and number of shares in thousands)

Adjusted Earnings per Diluted Share (Adjusted EPS)

Adjusted EPS is a non-GAAP financial measure and represents earnings per diluted share excluding the impacts from non-routine items, such as impairment losses and business development costs (Non-routine Items).  Management uses measures of earnings excluding the impact of Non-routine Items as a basis for comparing operating results of the Company from period to period and for purposes of its budgeting and planning processes.  Although management believes that Adjusted EPS is useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation, or as a substitute for, earnings per diluted share and the related financial information prepared in accordance with GAAP.  In addition, our presentation of Adjusted EPS may not be the same as similarly titled measures reported by other companies, limiting its usefulness as a comparative measure.  The following shows the calculation of Adjusted EPS and reconciles Adjusted EPS to earnings per diluted share in accordance with GAAP for the quarter and fiscal year ended March 31, 2020 and 2019:

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2020	2019	2020	2019
As reported net earnings (loss)	$72,429	$(127,797)	$70,894	$68,860
Non-routine Items:
Impairment Losses [1]	$—	$220,265	$224,267	$220,265
Business Development Costs [2]	6,537	—	18,489	—
Kosmos outage and purchase accounting [3]	6,756	—	6,756	—
Plant Expansion Costs [4]	3,000	—	4,500	—
Total Non-routine Items before Taxes	$16,293	$220,265	$254,012	$220,265
Tax Impact on Non-routine Items [5]	(3,859)	(52,265)	(57,458)	(52,265)
Adjust tax benefit from CARES Act [5]	(31,736)	—	(31,736)	—
After-tax Impact of Non-routine Items	$(19,302)	$168,000	$164,818	$168,000
Adjusted Net Earnings	$53,127	$40,203	$235,712	$236,860
As reported diluted average shares outstanding [6]	41,554	45,281	42,285	46,932
Adjusted diluted average shares outstanding [6]	41,554	45,495	42,285	46,932
As reported net earnings (loss) per diluted share	$1.74	$(2.82)	$1.68	$1.47
Adjusted net earnings per diluted share	$1.28	$0.88	$5.57	$5.05

1 Represents asset impairment losses related to the Frac Sand business recorded in Fiscal 2020 and 2019

2 Represents non-routine expenses associated with acquisitions and separation costs

3 Represents the expenses of the annual maintenance outage at the Kosmos Cement Business which occurred shortly after the acquisition and the impact of purchase accounting on inventory costs

4 Represents the impact of an outage at the Republic Paperboard papermill associated with the planned expansion

5 Represents the tax effect of impairments and other charges during the respective periods.  Additionally, during the three months ended March 31, 2020, Eagle recognized a $31.7 million tax benefit related to the CARES Act.

6 As reported diluted average shares outstanding for the three months ended March 31, 2019 excludes approximately 214,000 equity instruments to purchase share of common stock as their impact would be antidilutive because Eagle’s reported income was in a loss position during the period.  When adjusting income to the company in the period for the adjustments described above, these shares become dilutive.

Attachment 6 (Continued)

EBITDA and Adjusted EBITDA

Similar to the presentation of Adjusted EPS, we present Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to provide more consistent comparison of operating performance from period to period.  EBITDA is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA is also a non-GAAP financial measure that further excludes the same non-routine items excluded in the calculation of Adjusted Earnings per Diluted Share as described above and stock-based compensation.  Management uses EBITDA and Adjusted EBITDA as alternative bases for comparing the operating performance of Eagle from period to period and for purposes of its budgeting and planning processes.  Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as an alternative to net income, cash flow from operations or any other measure of financial performance in accordance with GAAP.  The following shows the calculation of EBITDA and Adjusted EBITDA and reconciles them to net earnings (loss) in accordance with GAAP for the quarter and fiscal year ended March 31, 2020 and 2019:

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2020	2019	2020	2019
Net Earnings (Loss)	$72,429	$(127,797)	$70,894	$68,860
Income Tax (Benefit) Expense	(27,211)	(43,800)	(25,170)	10,875
Interest Expense	9,895	7,631	38,421	28,374
Depreciation, Depletion and Amortization	28,546	30,574	113,518	122,535
EBITDA	$83,659	$(133,392)	$197,663	$230,644
Impairment Losses	—	220,265	224,267	220,265
Business Development Costs	6,537	—	18,489	—
Kosmos outage and purchase accounting	6,756	—	6,756	—
Stock-based Compensation	3,416	3,500	19,823	15,109
Plant Expansion Costs	3,000	—	4,500	—
Adjusted EBITDA	$103,368	$90,373	$471,498	$466,018